Exhibit 99.1

FOR IMMEDIATE RELEASE	June 17, 2025

Celestica Announces Election of Directors

and Approval of Equity Plan and Advanced Notice By-Law

TORONTO, Canada - Celestica Inc. (NYSE, TSX: CLS), a leader in design, manufacturing and supply chain solutions for the world’s most innovative companies, today announced, in accordance with the requirements of the Toronto Stock Exchange, that the nominees listed in its management information circular were elected as directors of the company at its Annual and Special Meeting of Shareholders held earlier today.

On a vote by ballot, each of the following eight nominees proposed by management was elected as a director of Celestica:

Nominee	Votes For	% Votes For	Votes Withheld	% Votes Withheld
Kulvinder (Kelly) Ahuja	69,261,385	96.31%	2,651,589	3.69%
Robert A. Cascella	68,052,645	94.63%	3,860,329	5.37%
Françoise Colpron	66,527,817	92.51%	5,385,157	7.49%
Jill Kale	71,011,261	98.75%	901,713	1.25%
Amar Maletira	71,605,054	99.57%	307,920	0.43%
Robert A. Mionis	71,828,648	99.88%	84,326	0.12%
Luis A. Müller	68,635,849	95.44%	3,277,125	4.56%
Michael M. Wilson	67,237,060	93.50%	4,675,914	6.50%

Celestica also announced that the resolution approving the 2025 Long Term Incentive Plan and the resolution approving the adoption of By-Law 2 (Advance Notice) were approved at the Annual and Special Meeting of Shareholders.

About Celestica

Celestica enables the world's best brands. Through our recognized customer-centric approach, we partner with leading companies in Aerospace and Defense, Communications, Enterprise, HealthTech, Industrial, and Capital Equipment to deliver solutions for their most complex challenges. As a leader in design, manufacturing, hardware platform and supply chain solutions, Celestica brings global expertise and insight at every stage of product development - from the drawing board to full-scale production and after-market services. With talented teams across North America, Europe and Asia, we imagine, develop and deliver a better future with our customers. For more information on Celestica, visit www.celestica.com. Our securities filings can be accessed at www.sedarplus.com and www.sec.gov.

Contacts:

Celestica Global Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com